SUPPLEMENTAL ERISA EXCESS PLAN
                        of CITIBANK, N.A. and AFFILIATES

               (as amended and restated effective January 1, 1989)

This Plan is intended to be an unfunded "excess benefit plan" within the meaning of Sections 3(36) and 4(b)(5) of the Employee Retirement Income Security Act of 1974. As such, the purpose of this Plan is solely to provide benefits to Participants in the Retirement Plan of Citibank, N.A. and Affiliates, as amended and restated from time to time (the "Retirement Plan"), in excess of the limitations on benefits imposed by Section 415 of the Internal Revenue Code of 1986 as amended (the "Code").

The terms and provisions of this Plan are as follows:

1. As used in this Plan, the terms "Employer", "Participant", "Normal Retirement Income", "Early Retirement Income", "Disability Retirement Income", "Survivorship Retirement Income", "Additional Early Retirement Benefit" and "Additional Disability Retirement Benefit" shall have the same meaning as given to them under the Retirement Plan. References herein to provisions of the Retirement Plan shall be deemed to refer also to such provisions as modified or amended.

2. As long as the Retirement Plan shall remain in effect, there shall be paid under this Plan to a Participant (or to the spouse or beneficiary of the Participant, as the case may be) such amounts of Normal Retirement Income, Early Retirement Income, Disability Retirement Income, Survivorship Retirement Income, Additional Early Retirement Benefit, Additional Disability Retirement Benefit, or any other benefits, including benefits distributed upon termination of the Plan, as would have been paid to such a Participant (or the spouse or beneficiary of the Participant) under the Retirement Plan without regard to the limitation on benefits imposed by
     Section 415 of the Code. Such amounts shall be paid to the Participant (or the spouse or beneficiary of such a Participant) on the same terms and conditions, at the same times, and pursuant to the same elections made by the Participant, as they would have been paid under the Retirement Plan, were it not for such limitation on benefits.


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     The benefit so computed shall be reduced by the actual benefit payable to or with respect to the Participant under the Retirement Plan.

3. Upon the event which gives rise to a payment under this Plan (or as soon thereafter as practicable) the Employer shall enter into a contract with the Participant or beneficiary entitled to such payment, which contract shall stipulate the amount and terms of payments to be made under this Plan.

4. This Plan shall be an unfunded plan and the Employer shall be under no obligation to set aside any funds for the purpose of making payments under this Plan. Any payments hereunder shall be made out of the general assets of the Employer.

5.   This Plan shall be administered by the United States Benefits Committee.

6. The United States Benefits Committee shall have the right at any time to amend this Plan in any respect, or to terminate this Plan.

7.   This Plan shall terminate when the Retirement Plan terminates.